THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, OK 73116
(405) 842-2333    Fax: (405) 842-9901

May 28, 2010

Royal Energy, LLC
11330 County Road 3560
Ada, Oklahoma 74820

Re:	Purchase of Working Interests in Dilworth Field

Mr. Robert R. Cantrell:

This letter agreement (the “Agreement”) shall memorialize the agreement between Royal Energy, LLC, an Oklahoma limited liability company (“Seller”) and The Beard Company, an Oklahoma corporation (“Buyer”) concerning the purchase by Buyer of all of Seller’s right, title and interest in, to and under, the oil and gas leases and any other working interests and associated rights or entitlements covering the lands located in Kay County, Oklahoma, described in Exhibit “A” attached hereto (the “Dilworth Field”) and made a part hereof (the “Assets”), which includes an undivided 7.5357142860% working interest in the Dilworth Field; provided, however, the Assets shall not include the membership interest of Seller or Robert R. Cantrell in RIG Enterprises, LLC, an Oklahoma limited liability company (“RIG”), or True Energy Exploration, LLC, an Oklahoma limited liability company (“True Energy”), or any overriding royalty interest, working interest, or other economic interest in the Dilworth Field owned by RIG or True Energy.

1.  Purchase Price.  The purchase price for the Assets shall be $900,000 (the “Purchase Price”).  Buyer shall pay $150,000 of the Purchase Price on June 4, 2010 (the “Closing Date”)1 as an earnest money deposit (the “Deposit”).  Buyer shall pay the remaining $750,000 of the Purchase Price on or before October 4, 2010 (the “Outside Closing Date”); provided, that the Purchase Price shall be reduced to $875,000 if Buyer pays $725,000 on or before August 4, 2010.

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1 Buyer has prepaid $25,000 of the Deposit as evidence of good faith in negotiating this Agreement.

2.  Assignment; Reassignment.  On the Closing Date, Seller shall execute an assignment of the Assets to Buyer, in a form mutually agreeable to both parties, conveying record title to the Assets to Buyer.   In the event that Buyer fails to pay the remainder of the Purchase Price by the Outside Closing Date, Buyer shall execute an assignment of the Assets back to Seller in a form mutually agreeable to both parties, conveying record title to the Assets to Seller.2

3.  Buyer Board Approval.  The obligations of the parties to consummate this transaction are subject to the Buyer obtaining the approval of its Board of Directors to this Agreement and the purchase of the Assets on or prior to the Closing Date.

4.  Right to Deposit.  If this Agreement fails to close due to Buyer’s failure to obtain Board approval of this Agreement and the Purchase of the Assets as contemplated by Paragraph 2 above, Buyer shall not be required to pay the Deposit as specified in Paragraph 1 above and Seller shall have no right to the Deposit.  If Buyer fails to close this Agreement for any other reason by the Outside Closing Date, Seller shall be entitled to retain the Deposit as liquidated damages for Buyer’s failure to close.  Seller acknowledges and agrees that its right to retain the Deposit as set forth in this Paragraph 4 and its right to reassignment of the Assets as set forth in Paragraph 2 shall be Seller’s sole remedy in the event of a breach of this Agreement by Seller.

5.  Effective Date.  The Effective Date of this transaction shall be May 1, 2010.  Seller will be responsible for all expenses and shall receive all revenues relating to the Assets incurred and earned prior to the Effective Date and Buyer will be responsible for all expenses and shall receive all revenues relating to the Assets incurred and earned after the Effective Date; provided, however, Seller shall not be required to pay more than $5,000 for expenses relating to the Assets that were incurred prior to the Effective Date, but were not reflected on the April 30, 2010 joint interest billing for the Dilworth Field.    For purposes of illustration and without limitation of the foregoing, Seller shall be entitled any revenue related to the Assets that is paid on or after the Effective Date, but is attributable to oil and gas production prior to the Effective Date.  The parties shall each pay unto the other any amounts received by such party but owed to another so as to reflect the proper allocation of costs and revenues of operations for periods before and after the Effective Date.

6.  Representations and Warranties of Seller.  Seller hereby represents to Buyer that (a) there are no claims or litigation pending which could in any manner impair the right of Seller to sell the Assets or otherwise adversely affect the Assets or the value thereof, (b) there are no liens, mortgages or encumbrances on or burdening the Assets other than those set forth in (i) that certain Acquisition and Joint Development Agreement dated June 30, 2009, as amended December 31, 2009 related to the Dilworth Field, and (ii) that certain Joint Operating Agreement dated June 30, 2009 related to the Dilworth Field, and (c) all limited liability company authorizations and approvals necessary for Seller to consummate this sale transaction and perform Seller’s obligations hereunder have been obtained.

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2 In the event the working interest is reassigned to Royal Energy, LLC, said interest will be free of any debt or encumbrances.

7.  Further Assurances.  At and after the Effective Date, Buyer and Seller shall take all further actions necessary in order to give effect to this Agreement.

8.  Entire Agreement.    This Agreement, together with Exhibits “A,” constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, proposals, offers, and correspondence between the parties.

9.  Applicable Law.  This Agreement shall be interpreted in accordance with the laws of the State of Oklahoma.

10.  Counterpart Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall collectively constitute but one Agreement.

Executed on the dates set forth in each party’s respective acknowledgment, but effective for all purposes as of May 1, 2010.

The Beard Company

By: /s/ Herb Mee, Jr.
Name: Herb Mee, Jr.
Title: President

Agreed to and accepted this 28th day of May, 2010

Royal Energy, LLC

By: /s/ Robert R. Cantrell
Name: Robert R. Cantrell
Title: Manager

EXHIBIT A

All right, title, and interest of Royal Energy, LLC (excluding any royalty interests) in any oil and gas leaseholds, minerals, brine leases, well bores, equipment, contracts, easements, agreements, and general tangibles and intangibles related to the following land in Kay County, Oklahoma or used or obtained in connection therewith:

Section	LEGAL DESCRIPTION
17	NW/4 of Section 17-28N-1E
17	SW/4 of Section 17-28N-1E
17	S/2 NE/4 SE/4 & NE/4 NE/4 SE/4 & NW/4 NE/4 SE/4 & N/2 SW/4 SE/4 of Section 17-28N-1E
17	SE/4 SE/4 & SE/4 SW/4 SE/4 & SW/4 SW/4 SE/4 & N/2 SW/4 SE/4 of Section 17-28N-1E
17	S/2 NE/4 Section 17
18	NE/4 of Section 18-28N-1E
18	NW/4 Section 18
18	SE/4 Section 18
18	SE/4 Section 18
20	W/2 NW/4 NE/4 of Section 20-28N-1E
20	NW4/ of Section 20-28N-1E
20	NE/4 SE/4 NE/4 of Section 20
20	S/2 SE/4 NE/4 Se/4 of Section 20

And all rights, title, and interest of Royal Energy, LLC in and to the surface estate including any structures thereon of the following lands in Kay County, Oklahoma:

Section	LEGAL DESCRIPTION
17	NW/4 of Section 17-28N-1E
20	NW/4 of Section 20-28N-1E